EXHIBIT 99.1

HEALTH ENHANCEMENT PRODUCTS, INC. SECURES CAPITAL INCREASE TO FUND ONGOING BOVINE AND CANINE STUDIES FOR LICENSING OPPORTUNITIES

FOR IMMEDIATE RELEASE -- JULY 17, 2014

BREAKING NEWS FOR: HEALTH ENHANCEMENT PRODUCTS, INC. (OTCQB: HEPI)

KEEGO HARBOR, MI – Health Enhancement Products, an innovative Michigan-based biotech firm, is pleased to announce that its primary lender has increased the company’s credit facility to $6 million, making $1 million available immediately to expedite both canine and bovine validation studies currently underway in the United States and Canada.

“This new infusion of capital funding will allow us to expedite the promising work in a broader set of studies and potentially move from research to licensing discussions as early as this fall,” said Andrew Dahl, President and CEO of Health Enhancement Products. “And, we view this latest investment and inquiries from equity capital investors as vote of confidence in our process and prospects.”

With a pre-pilot experiment in dairy cows already successfully concluded, an expanded pilot program will assess the effectiveness of the Company’s product as an intra-mammary treatment and as an oral alternative, among other forms of administration. HEPI’s primary business is investigating bioactive compounds extracted from algal cultures through research facilities in Montreal, Canada and Tulare County, California.

“The bovine pilot program involves larger groups of dairy cows and refinements to our approach,” states Dr. Amy Steffek, Director of R&D. “We’ve already authorized our contract research organization (CRO) to proceed, and the pilot program will be initiated the week of July 21. The plan is to have pilot program preliminary results by the end of August or early September and share that information with our animal health collaboration partner.”

The pilot program is a continuing research and validation effort directed at immune response in addressing bovine mastitis, a condition that affects milk production and costs American dairy producers almost $3 billion in milking losses annually. Bovine mastitis is a global problem, affecting at any one time up to 10% of the world’s 244 million cows.

Concurrently, the Company is expanding the previously announced canine study to include refined samples and a direct challenge model that pits the company’s bioactive compounds against glucosamine and chondroitin – the most popular active ingredients in the canine joint health supplement market.

“Glucosamine and chondroitin are the most common supplement ingredients available to consumers for pet health. The market is large and stable, even in the current economic climate,” states Dahl. “We’d like to offer dog owners a viable alternative that can be more cost-effectively and safely administered for months, if not years, without any worries and also provide the additional benefit of a healthy immune system response.”

Like their human owners, dogs and other animals serving as family pets and companions in the USA and around the world experience loss of joint health due to advancing age, weight, and breed type. Joint health issues are predicted to affect nearly 1 in 5 dogs, and the canine joint health supplement market currently generates roughly $300 million in annual sales in the U.S. alone.

Results from the glucosamine-chondroitin challenge experiment are expected in mid-to-late September, at which point Company principals hope to be in a position enter discussions with potential joint-venture partners and licensees to position specific product applications for market introduction.

About Health Enhancement Products, Inc.

Health Enhancement Products, Inc. (OTCQB: HEPI) is a Michigan-based biotech company engaged in the investigation of the health benefits of bioactive compounds derived from its proprietary algal cultures, and the development of natural bioactive compounds for use as dietary supplements and food ingredients, as well as potential candidates for future medicinal and pharmaceutical applications in humans and animals, focused on autoimmune modulation.

Safe Harbor Statement

Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the timing of completion of a trial, actual future clinical trial results being different than the results the company has obtained to date, and the company's ability to secure funding. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and those actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information or otherwise

Contact:

Health Enhancement Products, Inc.

Kathleen Gorski, Management Liaison

info@health-enhancement-products.com

Toll-free 888.871.6903